Exhibit 10.1

Employment Agreement
(English Translation)

Party A: SHANDONG LORAIN FOOD STUFF CO., LTD (a subsidiary of AMERICAN LORAIN CORPORATION)

Legal representative: Si Chen

Party B: Jing Tomas Wu

Gender: Male

Date of Birth: October 14, 1971;

Educational attainments: MBA

Graduation University: China Foreign Trade University;

Native Place: Shandong Province, Yinan County,

In accordance with the Labor Law of the People’s Republic of China ("PRC") and the local government’s relevant regulations, both parties hereby agree to enter into this employment agreement ("Agreement") on the basis of equality and friendly negotiation.

I. Upon the effectiveness of this agreement, Party B will become the employee of Party A and the employment relationship between both parties is established.

This agreement shall be commenced from November 20, 2007 and shall be terminated at November 19, 2015.

Party B agrees to the arrangements of working according to Party A’s production needs, and achieves the goals of stated quantities, quality targets or working tasks in accordance with this position’s production (working) tasks and responsibilities stipulated by Party A.

II. Payment

During the period of this Agreement, Party A shall pay Party B for his service in the form of cash monthly RMB30,000 (approximately US$3,947). The method of the payment’s calculation and issue is to execute this according to the regulations of the company’s wage system.

III. Party A’s Responsibility

1. To Comply with the stipulations of PRC laws, rules and policies and create a favorable working environment that can develop the staff’s enthusiasm and creativity.

2. Be responsible for the education and training about Party B’s political thoughts, professional ethics, safety in production, observing disciplines and law as well as regulations of the unit; guarantee the laborer of enjoying the labor rights and of implementing the labor obligations.

3. Reasonably determine the labor ration and the payment for Party B shall not be lower than the local minimum wage standard. Since this labor relation is established, Party A shall provide labor insurance and pay the insurances such as providing for the pension, unemployment and injury insurances for Party B.

4. On the condition that one of the situations below takes place by Party B, Party A can terminate the employment agreement:

(1). Proved to be incompetent during the probation period.

(2). Severely disobey the labor disciplines or Party A’s rules.

(3). Serious breach of duty, irregularities of favoritism that do great harms to Party A.

(4).Fired by the company for breach the criminal laws.

(5).Unable to continue the job arranged by Party A due to Party B’s diseases or injuries not caused through working after the medical treatment expires.

(6).inompetent for the job even after the training or post adjustment.

IV. Party B’s responsibility

1. To comply with the PRC laws, rules as well as policies and stick up for the national and Party A’s interests.

2. Be active to attend the education and training on political thoughts, professional ethics organized by Party A, execute the safety and health regulations and comply with the labor disciplines and professional ethics.

3. To accept and complete the tasks stipulated by Party A, to achieve the fixed target and continuously improve the professional skills.

4. To comply with rules stipulated by Party A and obey Party A’s guidance and management.

5. Implement the obligations stipulated by laws and rules and the Agreement.

6. On the condition that one of the situations below takes place, Party B shall not terminate the Agreement:

(1).The training expense of Party B has been paid by Party A but the service term of Party B under the Agreement has not expired.

(2).The important tasks on production, managing and scientific research occupied by Party B are still not achieved.

(3).The settlement on economic compensation, economic punishment and administrative sanction by Party B is still undone.

7. If Party B shall inform Party A in 30 days advance in written to terminate the Agreement.

8. During the Agreement period or after the expiration, regardless of being fired because of disobeying the disciplines or rules or leaving the factory privately, Party B shall not do anything harmful to Party A. If any offense causes, Party A has right to investigate the economic loss caused to Party A.

9. The directors, supervisors and managers as well as those who are familiar with the Party A’s management, sales, product exploitation and quality control, etc. or familiar with the commercial secrets and processing technologies, cannot self-manage or manage with others or assist others to manage the same or similar products or engage any activity harmful to the company’s interests, whatsoever leaving the factory with any reason.

V. Once the agreement expires, the employment relationship between both parties shall be terminated. If both parties agree after negotiation, the Agreement can be renewed. Each party shall inform the other Party within 30 days before the expiration to renew the Agreement.

VI. As soon as the Agreement is signed, both parties shall strictly implement the Agreement. If any party breaks the Agreement, penalty of Ten thousand RMB shall be paid to the other party as the penalty.

VII. In the process of implementing the Agreement, if any labor dispute happens between two parties, it can be mediated through the mediation committee of labor dispute in the employing unit, or summit to relevant arbitration committee of labor dispute to mediate or arbitrate; it can appeal to the local people’s court if the arbitration is unsatisfactory.

VIII. Other matters concerned that aren’t written in this Agreement but stipulated by the nation and province, shall be executed according to the national and provincial stipulations. Those that aren’t stated by the nation or province can be supplemented as clauses through negotiations between both parties.

IX. Other negotiated items that shall be complied with and executed will be recorded into the appendix or be regarded as the Agreement annex.

X. The Agreement will come into effect once both parties seal/sign.

XI. There are 2 originals of this Agreement. Each party will hold 1 original(s).

Party A: SHANDONG LORAIN FOOD STUFF CO., LTD
(Corporate Seal)
By: /s/ Si Chen Si
Chen, Chief Executive Officer

Party B: Jing Tomas Wu
By: /s/ Jing Tomas Wu

Dated November 20, 2007